Exhibit 4.1

OTTER TAIL CORPORATION
TO
U.S. BANK NATIONAL ASSOCIATION
(FORMERLY FIRST TRUST NATIONAL ASSOCIATION), TRUSTEE

FIRST SUPPLEMENTAL INDENTURE
TO
INDENTURE (FOR UNSECURED DEBT SECURITIES)
DATED AS OF NOVEMBER 1, 1997

Dated as of July 1, 2009

     FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”) dated as of July 1, 2009 between Otter Tail Corporation, a corporation duly organized and existing under the laws of the State of Minnesota (herein called “New Otter Tail”), having its principal office at 215 South Cascade Street, P.O. Box 496, Fergus Falls, Minnesota 56538, and U.S. Bank National Association (formerly First Trust National Association), a national banking association organized and existing under the laws of the United States of America, as Trustee (herein called the “Trustee”). All terms used in this First Supplemental Indenture which are defined in the Indenture shall have the meanings assigned to them in the Indenture.
RECITALS
     WHEREAS, Otter Tail Corporation, a Minnesota corporation (formerly known as Otter Tail Power Company) (“Old Otter Tail”), has heretofore executed and delivered to the Trustee a certain Indenture, dated as of November 1, 1997 (herein called the “Indenture”), pursuant to which one or more series of unsecured debentures, notes or other evidences of indebtedness (herein called the “Securities”) may be issued from time to time;
     WHEREAS, New Otter Tail is a newly formed holding company and, following the effectiveness of the Merger (as defined below), the “successor issuer” to Old Otter Tail pursuant to Rule 12g-3 of the Securities Exchange Act of 1934, as amended;
     WHEREAS, the Merger was effected on July 1, 2009 as part of a holding company reorganization and pursuant to a plan of merger whereby Old Otter Tail merged with a subsidiary formed solely for the purpose of the merger and survived the merger as a first tier subsidiary of New Otter Tail under the name of Otter Tail Power Company (the “Merger”);
     WHEREAS, immediately prior to the effectiveness of the Merger, pursuant to an Assignment and Assumption Agreement made and entered into as of June 30, 2009 by and between Old Otter Tail and New Otter Tail, Old Otter Tail transferred, assigned and conveyed to New Otter Tail all of its right, title and interest in, to and under the Indenture, and New Otter Tail accepted the transfer and assignment of the Indenture and accepted, assumed and agreed to perform all of the obligations of Old Otter Tail under the Indenture.
     WHEREAS, New Otter Tail desires and has requested the Trustee to join with it in the execution and delivery of this First Supplemental Indenture for the purpose of amending the Indenture to reflect that, following the Merger, New Otter Tail has replaced Old Otter Tail as the party to this Indenture.
     WHEREAS, Section 1201(k) of the Indenture provides that a supplemental indenture may be entered into by the Company and the Trustee without the consent of any Holders to make provisions with respect to matters arising under the Indenture which do not adversely affect the interests of the Holders of Securities of any series in any material respect;
     WHEREAS, because no Securities of any series are outstanding, this First Supplemental Indenture will have no adverse effect on the interests of the Holders of any Securities of any series; and
     WHEREAS, all things necessary to make this First Supplemental Indenture a valid agreement of the Company and the Trustee and a valid amendment of and supplement to the Indenture have been done.

     NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSTH:
     For and in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree as follows:
ARTICLE ONE
     SECTION 101. The definition of “COMPANY” in Section 101 of the Indenture is amended to read in its entirety as follows:
     “ ‘COMPANY’ means Otter Tail Corporation, a Minnesota corporation (formerly known as Otter Tail Holding Company), until a successor Person shall have become such pursuant to the applicable provisions of this Indenture, and thereafter ‘Company’ shall mean such successor Person.”
ARTICLE TWO
     Section 201. For all purposes of this First Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (i) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Indenture; and (ii) the words “herein,” “hereof” and “hereby” and other words of similar import used in this First Supplemental Indenture refer to this First Supplemental Indenture as a whole and not to any particular section hereof.
     Section 202. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.
     Section 203. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities hereafter authenticated and delivered shall be bound hereby.
     Section 204. This First Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and all of such counterparts shall together constitute one and the same instrument.
     Section 205. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture.
     Section 206. The Recitals contained herein shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness.
     Section 207. This instrument shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of the State of New York, except to the extent that the law of any other jurisdiction shall be mandatorily applicable.
[Signature pages follow]

     IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunder affixed and attested, all as of the day and year first above written.

OTTER TAIL CORPORATION
By:	/s/ Kevin G. Moug
	Name:	Kevin G. Moug
	Title:	Chief Financial Officer

Attest:

By:	/s/ George A. Koeck
Name: George A. Koeck
Title: General Counsel & Corporate Secretary

U.S. BANK NATIONAL ASSOCIATION (formerly First Trust National Association), TRUSTEE
By:	/s/ Richard Prokosch
	Name:	Richard Prokosch
	Title:	Vice President

Attest:

By:	/s/ Raymond Haverstock
	Name:	Raymond Haverstock
Title: Vice President
[Signature Page to First Supplemental Indenture]